Filed Pursuant to Rule 424(b)(3)
File Number 333-127838

PROSPECTUS SUPPLEMENT NO. 4

Prospectus Supplement dated February 9, 2006
to Prospectus declared
effective on September 15, 2005
(Registration No. 333-127838)
as supplemented by that Prospectus Supplement No. 1 dated October 3, 2005, that Prospectus Supplement No. 2 dated November 9, 2005 and that Prospectus Supplement No. 3 dated November 18, 2005.

MSO HOLDINGS, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated September 15, 2005, the Prospectus Supplement No. 1 dated October 3, 2005, the Prospectus Supplement No. 2 dated November 9, 2005 and the Prospectus Supplement No. 3 dated November 18, 2005.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of MSO Holdings, Inc. filed on February 9, 2006 with the Securities and Exchange Commission

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “MSOD.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 9, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2006

MSO Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2-98395-NY	74-3134651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2333 Waukegan Road, Suite 175, Bannockburn, Illinois	60015
(Address of principal executive offices)	(Zip Code)

        Registrant’s telephone number, including area code 847-267-0801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02      Termination of a Material Definitive Agreement

        On November 14, 2005, the registrant entered into an Agreement and Plan of Merger (the “MSO Merger Agreement”) with Red River Mountain, Ltd., a Texas limited partnership (the “Merger Sub”) and Resources for Living, Ltd., a Texas limited partnership (the “Partnership”). The MSO Merger Agreement provided for the merger of Merger Sub, a wholly owned subsidiary of the registrant, with the Partnership (the “MSO Merger”). As a result of the MSO Merger, the Partnership would have become a wholly-owned subsidiary of the registrant.

        Pursuant to the terms of the MSO Merger Agreement, both the registrant and the Partnership were permitted to terminate the MSO Merger Agreement in the event the MSO Merger did not close on or before December 31, 2005. On February 6, 2006, the Partnership elected to terminate the MSO Merger Agreement. On February 8, 2006, the registrant issued a press release announcing the termination of the MSO Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

Number	Description

99.1	Press Release of MSO Holdings, Inc., and Resources for Living, Ltd., dated February 8, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group
By: /s/ Albert J. Henry
Albert J. Henry
Chief Executive Officer

Dated: February 9, 2006

Exhibit 99.1

February 8, 2006

MSO Holdings, Inc. (OTC Bulletin Board: MSOD.OB) (“MSO”) today announced that the Agreement and Plan of Merger related to the proposed acquisition of Resources For Living, Ltd. (“RFL”) that was entered into on November 14, 2005 has been terminated by RFL effective as of February 6, 2006. The merger agreement was terminable by either party if the transaction was not consummated on or before December 31, 2005.

The relationship between the companies will continue under the terms of the agreement entered into between the companies in July of 2005 pursuant to which MSO has managed certain aspects of RFL’s business.

“MSO and RFL continue to have a fine working relationship,” said MSO’s Chief Executive Officer, Al Henry. “We are currently negotiating with a major health plan for a contract that we expect will be finalized in the second quarter, and the proposed financing needed to complete the acquisition of RFL has been delayed pending the consummation of this key customer contract. We may revisit the proposed acquisition of RFL after the key contract is signed and the financing to acquire RFL is secured.”

Wayne Parchman, President and Chief Executive Officer of Resources For Living stated, “Given the prolonged period of time since entering into this merger agreement, we felt it was in everyone’s best interest to terminate the agreement in order for us to focus all of our efforts toward securing new contracts. We remain convinced that our joint obesity treatment services are among the most comprehensive and productive of any that are available today.”

MSO is an Obesity Disease Management (ODM) Company that manages the provision of two treatment options for obesity. The first is a non-interventional weight-loss treatment through telephonic behavioral coaching by licensed behavioral healthcare professionals. The second is a surgical option which includes gastric bypass surgery performed at Centers for Obesity Related Illness which MSO manages at certain acute care hospitals in the United States.

RFL is a behavioral wellness company that provides a wide array of behavioral health services, including employee assistance programs, work/life, substance abuse treatment, performance improvement coaching and health and wellness services.

MSO corporate offices are in Bannockburn, IL (Chicago suburb). For more information, call Tom Mason, Chief Financial Officer, at 847-267-0801 or visit www.WeightLossSurgery.com. Additional information about RFL may be found at www.rfl.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may,” “would,” “could,” “will,” “increase,” “expect,” “implement,” “estimate,” “anticipate,” “believes,” “intends,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the MSO’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, MSO’s ability to perform contracts, governmental policies adverse to the health care industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Registration Statement on Form SB-2 (No. 333-127838) filed on August 25, 2005. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events of circumstances after the date hereof or to reflect the occurrence of unanticipated events.